$3,000,000 Zero Coupon Debenture

FOR VALUE RECEIVED, Next One Interactive., a Nevada corporation (hereinafter the "Maker" or "Next 1"), hereby promise to pay to the order of Televisual Media Works, LLC, individuals (together with its assigns, heirs and successors, the "Holder"), payable at c/o Kevin J. O'Toole, 999 18th Street, Suite 2500, Denver, Colorado 80202, or such other place as may be designated in writing by the Holder, the principal sum of Three Million Dollars and 00/100 ($3,000,000) (the "Principal"), together with accrued interest thereon from the date hereof at the rate of five percent (5%) per annum (the "Interest"), in accordance with the following terms and provisions:

1. Maturity. The entire Principal together with all accrued and unpaid Interest thereon and all other charges due hereunder shall be due and payable on June 7th, 2012 (the "Maturity Date").

2. Payments. No payments of Principal or Interest on this Debenture shall be due or payable before the Maturity Date except under the following conditions.

i) PROFIT DISTRIBUTION: The debenture shall entitle the HOLDER to 20% of all profits earned from the Purchased Assets hereinafter referred to as the "Resort and Residence Assets" (R&R) until such time as the debenture is fully paid. The Parties agree that any profit distribution from the R&R Assets will first go towards the payment of accrued interest and secondly towards reduction of the principal.

ii) EQUITY FUNDING PARTICIPATION: The debenture shall entitle the HOLDER to receive 20% of all equity raises in Next 1 and/or R&R that are in excess of $5 million until such time as the debenture is fully paid. The payments of any amounts due to the equity funding will first go towards the payment of accrued interest and secondly towards reduction of the principal.

3, Security. This Debenture is secured solely by the assets being purchased by Next 1 Interactive Inc. hereinafter referred to as the "Resort and Residence Assets" more completely described in Exhibit A attached hereto.

4. Warranties of Maker. Maker warrants that the transactions contemplated by this Agreement will not violate any other agreement, or the rights of any third party, or any law. All covenants and agreements of the parties contained in this Agreement shall remain in full force and effect and shall survive the closing of any subsequent transaction, if any, between Maker and Holder.

5. Manner of Payments. The Principal and Interest, if any, shall be payable in lawful money of the United States of America at the address set forth above, or at such other place as the Holder from time to time may designate in writing, without deduction or setoff. All payments of Principal and Interest and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp, documentary, property or franchise taxes and other taxes, fees, duties, levies, withholdings or other charges of

any nature whatsoever imposed by any taxing authority, excluding taxes imposed on or measured by the Holder's net income by the jurisdiction under which the Holder is resident or conducts business.

6. Prepayment. The unpaid Principal may be prepaid, in full or in part, at any time, without the prior written consent of the Holder. Accrued but unpaid Interest may be prepaid at any time.

7. Default. The failure to make any payment as herein provided or to perform or observe any of the terms, conditions or obligations hereunder shall constitute an event of default under this Agreement ("Default"). Upon a Default, the entire unpaid Principal and Interest, if any, shall immediately become due and payable and the Holder may proceed at once to exercise any or all remedies available to the Holder under this Agreement, at law or in equity. After any Default, so long as such Default remains uncured, at the option of the Holder, the unpaid Principal sum hereof shall bear interest at the rate of twelve percent (12%) per annum (the "Default Interest"). At such time as a judgment is obtained for any amounts owing under this Agreement, Default Interest shall continue to accrue on the amount of the judgment. Notwithstanding the foregoing, in no event shall the interest rate hereunder exceed the maximum interest rate allowed by applicable law in effect with respect to this Agreement on the date for which a determination of interest accrued hereunder is made and after taking into account all fees, payments and other charges which are, under applicable law, characterized as interest.

8. Other Obligations. The Maker agrees to pay all costs of collection if suit be brought. Costs of collection include, without limitation, reasonable attorneys' fees if this Agreement is placed in the hands of attorneys for collections (whether or not suit is brought to collect the amount past due), together with all court costs, investigative costs and other expenses incurred in the prosecution of any lawsuit.

9. Remedies Cumulative. All remedies herein given to the Holder are cumulative and are not alternative. In addition, all remedies which are available to the Holder under all statutes at law or in equity, and may be exercised in any order or simultaneously, at the Holder's sole election. Any forbearance or delay by the Holder in exercising the same shall not be deemed to be a waiver thereof, and the exercise of any right or partial exercise thereof shall not preclude the further exercise thereof and the same shall continue in full force and effect until specifically waived by an instrument in writing executed by the Holder.

10. Severability. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, the other provisions of this Agreement shall remain in full force.

11. Waiver of Errors. The Maker hereby waives and releases all errors, defects and imperfections in any proceedings instituted by the Holder under the terms of this Agreement, as well as all benefit that might accrue to the Maker by virtue of any present or future laws providing for any execution to be issued on any judgment recovered on this Agreement, and the Maker agrees that any real or personal property that may be levied upon pursuant to a judgment

obtained by virtue hereof, on any writ of execution issued thereon, may be sold upon any such writ, in whole or in part, in any order desired by the Holder.

12. Waiver of Notices. The Maker hereby agrees that the Maker's liability hereunder shall not be affected in any manner by any indulgence, extensions of time, renewal, waiver or modification gained or consented to by Holder. Maker consents to any and all extensions of time, renewals, waivers, or modifications that may be granted by the Holder with respect to the payment or other provisions of this Agreement.

13. No Waiver. The Holder shall not be deemed, by any act or omission or commission, to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by Holder, and then only to the extent specifically set forth in writing. A waiver in any event shall not be construed as continuing or as a bar to or waiver of any right or remedy to any subsequent Default, or, in the event of continuance, of any existing Default.

14. Further Assurances. Maker will from time to time promptly execute and deliver all further instruments and documents and take all further action necessary or appropriate or that the Holder may reasonably request in order (i) to perfect and protect the security interest created or purported to be created hereby and the priority of such security interest, (ii) to enable the Holder to exercise and enforce its rights and remedies hereunder in respect of the Pledged Collateral, and (iii) to otherwise effect the purposes of this Debenture.

15. Applicable Law. The Maker acknowledges and agrees that, irrespective of where executed, this Debenture shall be construed in accordance with the laws of the State of Colorado, and venue for any legal action which may be brought hereunder shall be deemed to lie in Denver County, Colorado. The parties agree that, irrespective of any wording that might be construed to be in conflict with this paragraph, this agreement is one for performance in Colorado. The parties to this agreement agree that they waive any objection, constitutional, statutory or otherwise, to a Colorado court's taking jurisdiction of any dispute between them. By entering into this agreement, the parties, and each of them, understand that they might be called upon to answer a claim asserted in a Colorado court.

16. Amendment. This Agreement shall in no event be amended or modified, except by an instrument in writing executed by the parties hereto.

17. Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes all previous discussions, arrangements, and correspondence. This Agreement is the sole and exclusive understanding between the parties. All prior or contemporaneous oral or written agreements involving the subject matter of this Agreement are hereby superseded and void.

18. Assignment. Maker may not assign his/its obligations hereunder without the prior written consent of Holder, and any assignment made without such consent shall be void.

19. Time Is of the Essence. Time is of the essence in this Agreement and in all provisions contained herein.

20. Construction. Maker states that he/it has had the opportunity to negotiate and draft this Agreement. As such, any ambiguities which exist as are later determined by a court of competent jurisdiction shall not be held against the drafting party for any purpose including evidentiary and/or burden of proof.

21. Arms-Length Agreement. Maker represents and warrants that he, she or it: has carefully read and fully understands this Agreement and its final and binding effect; has been afforded sufficient time and opportunity to review this Agreement with advisors or attorneys of his, her or its choice; has had an opportunity to negotiate with regard to the terms of this Agreement; is fully competent to manage his, her or its own business affairs and to enter into or sign this Agreement; has signed this Agreement knowingly, freely and voluntarily; and that the only promises made to induce him, her or it to sign this Agreement are those stated herein.

22. Independent Counsel. Maker hereby acknowledges that he/it have a right to have an independent attorney and counsel review this Agreement prior to its execution. By affixing his/its signature to this Agreement, Maker acknowledges that he/it has sought independent counsel prior to the execution of this document or alternatively he/it waive their right to seek independent counsel for reviewing this Agreement.

23. Number and Gender. Whenever used herein, the singular shall include the plural, the plural the singular, and the use of any gender shall be applicable to all genders, and the words "Holder" and "Maker" shall include the respective successors and assigns of the Holder and the Maker.

24. Captions. The captions set forth in this Agreement are for convenience only and do not comprise a part of this Agreement.

25. Additional Waivers. The undersigned hereby waives presentment, demand, protest, notice of protest, notice of dishonor, notice of non-payment, the right to require the Holder to proceed against the Maker, to pursue any other remedy in the Holder's power, or to foreclose upon any security.

26. Waiver of Jury Trial. To the fullest extent permitted by applicable law, Maker hereby irrevocably and expressly waives all right to trial by jury in any action, proceeding, or counterclaim (whether based upon contract, tort, or otherwise) arising out of or relating to this Agreement, the obligations or any of the transactions contemplated hereby or thereby or the parties' actions in the negotiation, administration, or enforcement hereof or thereof. Maker acknowledges that such waiver is made with full knowledge and understanding of the nature of the rights and benefits waived hereby, and with the benefit of advice of counsel of his choosing.

27. Taxes. Maker agrees that he is responsible for payment of any documentary stamp taxes and/or recording fees associated with this transaction that are incurred by Holder. Such sums shall be added to the principal balance upon notice by Holder to Maker.

BK

IN WITNESS WHEREOF, this Debenture has been executed as of the date first herein above written.

"MAKER"	"Holders"
Next One Interactive, INC.	Televisual Media Group, LLC
By: [signature]	By: [signature]
Print: Bill Kerby	Gary Turner
Title: CEO	Address: c/o Kevin J O'Brien
	999 18th St., Ste 2500
	Denver CO 80202
	Phone: 303-294-0204
	Fax: 303-294-0723